UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 26, 2005

REDWOOD EMPIRE BANCORP
(Exact number of Registrant as specified in its charter)

California	File No. 0-19231	68-0166366
(State or Other Jurisdiction of Incorporation )	(Commission File Number)	(IRS Employer Identification No.)

111 Santa Rosa Avenue, Santa Rosa, California		95404-4905
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(707) 573-4800

                                                N/A
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 8.01        Other Events.

On January 26, 2005, the Board of Governors of the Federal Reserve System (the “Fed”) approved the applications of Westamerica Bancorporation (“Westamerica”) and Westamerica Bank to consummate the mergers contemplated by the previously announced Agreement and Plan of Reorganization among Westamerica, Westamerica Bank, Redwood Empire Bancorp (the “Company”) and National Bank of the Redwoods dated as of August 25, 2004 (the “Merger Agreement”).  The Merger Agreement was approved by the Company’s shareholders at a special meeting held on December 14, 2004.  The mergers are still subject to the prior approval of the California Department of Financial Institutions and the satisfaction of certain closing conditions customary for transactions of this type.

As a condition to its approval, the Fed has required Westamerica to divest approximately $43 million in deposits domiciled in Lake County.  The Merger Agreement provides an adjustment to the merger consideration to be paid to Company shareholders as a result of this divestiture.  As the Fed required a divestiture of over $30 million in deposits, the consideration paid to Company shareholders is reduced by $0.30 per share, consisting of a $0.12 reduction to the cash portion of the merger consideration and an $0.18 reduction to the stock portion of the merger consideration.

After the adjustment, the cash portion of the merger consideration would equal $11.37 and the stock portion of the merger consideration would equal $17.07.  The stock portion of the merger consideration is subject to further adjustment based on the average closing price of Westamerica common stock as traded on Nasdaq during the 20-trading days ending two days prior to the effective date of the merger.  If the 20-trading day average price is not less than $45.4950 and not more than $55.6050, Redwood shareholders will receive Westamerica common stock valued at approximately $17.07, as determined due to the required deposit divestiture.  However, if the 20-trading day average price is less than $45.4950 or more than $55.6050, the Westamerica common stock received is subject to further adjustment according to the terms of the Merger Agreement.  For example, the average closing price of Westamerica common stock for the 20-trading days ending January 26, 2005 is $56.33.  While the ultimate average price will not be determined until the effective date of the merger, assuming an average price of $56.33 and the required divestiture of over $30 million of Lake County deposits, Redwood shareholders would receive Westamerica common stock valued at approximately $17.29 for total merger consideration of $28.66.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 27, 2005	REDWOOD EMPIRE BANCORP
(Registrant)

By: /s/ Kim McClaran
Kim McClaran
Vice President and
Chief Financial Officer